Exhibit 99.3

Noranda Declares Quarterly Dividend on Common Stock
Franklin, Tennessee – October 30, 2013 – Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly dividend of $0.01 per share to be paid on December 5, 2013 to shareholders of record as of November 12, 2013.
“In the context of the current aluminum price environment, we have undertaken a strategic review of our capital allocation,” said Layle K. “Kip” Smith, Noranda’s President and Chief Executive Officer. “The conclusion of this review is a decision to retain more of our cash to make accretive investments in our business and maintain a strong balance sheet in the face of below average LME levels. Accordingly, we have decided to reduce our quarterly dividend in support of these strategic objectives and remain committed to the prudent return of capital to shareholders.”
Changes in the Company's financial condition and cash needs could result in future dividends being declared in different amounts, or not at all.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
Contact Information
John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@noralinc.com